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                                                                    EXHIBIT 99.1


                       EXCO ANNOUNCES $15 MILLION PLANNED
                              PROPERTY ACQUISITION

DALLAS, TEXAS, February 27, 2001.......EXCO Resources, Inc. ("EXCO") has entered into a purchase and sale agreement to acquire oil and gas assets from Tulsa, Oklahoma based STB Energy, Inc., for $15 million cash. STB Energy is a wholly owned subsidiary of Hilton Petroleum, Ltd., headquartered in Bakersfield, California.

Doug Miller, EXCO's CEO, announced that the acquisition of properties with an effective date of January 1, 2001, would likely close in early March. Miller further stated, "The properties to be acquired are principally located in our core production areas of Texas, Oklahoma, and Louisiana."

EXCO estimates approximately 661,000 barrels of proved oil and NGL's and 8.7 Bcf of proved natural gas are to be acquired in this transaction. The Company expects to fund the acquisition with cash and funds to be borrowed under its bank credit facility.

EXCO Resources, Inc. is an oil and gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, and Mississippi. The Company's stock is traded on the NASDAQ NMS under the symbol EXCO.

Additional information about EXCO Resources may be obtained by contacting the Company's President, Ted Eubank, at EXCO's headquarters, 6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas, 75206, telephone number (214) 368-2084.

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THIS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS RELATING TO FUTURE FINANCIAL
RESULTS OR BUSINESS EXPECTATIONS. BUSINESS PLANS MAY CHANGE AS CIRCUMSTANCES WARRANT. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PREDICTED AS A RESULT
OF FACTORS OVER WHICH THE COMPANY HAS NO CONTROL. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO: ACQUISITIONS RECRUITING AND NEW BUSINESS SOLICITATION EFFORTS, COMMODITY PRICE CHANGES, THE EXTENT TO WHICH THE COMPANY IS SUCCESSFUL IN INTEGRATING RECENTLY ACQUIRED BUSINESSES, REGULATORY CHANGES AND GENERAL
ECONOMIC CONDITIONS. THESE RISK FACTORS AND ADDITIONAL INFORMATION ARE INCLUDED IN THE COMPANY'S REPORTS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.